TERMINATION AND SETTLEMENT AGREEMENT

     This Termination and Settlement Agreement ("Agreement") is entered into as of the 31st day of July, 2000 by and between Global Technologies, Ltd., a Delaware corporation ("GTLL"), The Network Connection, Inc., a Delaware corporation ("TNCX"), Ocean Castle Partners LLC, a Delaware limited liability company ("Ocean Castle"), Irwin L. Gross ("Gross") and Donald H. Goldman ("Consultant"):

                                    RECITALS

     WHEREAS, Ocean Castle and Consultant, entered into an Agreement (the "Consulting Agreement") dated as of September 30, 1998, which Consulting Agreement was assigned by Ocean Castle to Interactive Flight Technologies, Inc. ("IFT");

     WHEREAS, GTLL is the successor by merger to the obligations of IFT under the Consulting Agreement;

     WHEREAS, subsequent to the signing of the Consulting Agreement, Consultant asserted certain claims against GTLL and Gross; and

     WHEREAS, the parties desire to settle and compromise all claims between them in order to avoid the cost and distraction of litigation, without admitting the merit of the other's position regarding such claims and terminate the Consulting Agreement.

     NOW, THEREFORE, in consideration and mutual covenants and promises herein contained, the parties agree as follows:

     1.   PAYMENT

     (a) Within three (3) business days after execution and delivery of this Agreement by all the parties hereto, GTLL agrees to issue and deliver to Consultant, 96,083 shares of the Class A Common Stock of GTLL (the "Initial Shares"), which, subject to the terms of this Agreement, are being delivered, in full and complete settlement of all claims that Consultant has against GTLL, IFT, TNCX, Ocean Castle and Gross. The number of Initial Shares to be delivered to Consultant has been determined on the basis of a negotiated settlement payment of $552,478. The number of Initial Shares was calculated by (i) determining the average of the closing "bid" and "asked" prices of GTLL Class A Common Stock on The NASDAQ Stock Market ("NASDAQ") on each of the ten (10) trading days ending two (2) trading days prior to the date of this Agreement (the "Initial Average") and (ii) dividing $552,478 by the Initial Average. The number of Initial Shares to be issued shall be rounded to the nearest whole share.

     (b) The parties agree to adjust the number of Initial Shares delivered to Consultant by (i) determining the average of the closing "bid" and "asked" prices of GTLL Class A Common Stock on NASDAQ on each of the ten (10) trading days ending two (2) trading days prior to the Effective Date, as hereinafter defined, (the "Final Average") and (ii) dividing $552,478 by the Final Average. (The number of shares of GTLL Class A Common Stock so determined is herein
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referred to as the "Final Shares"). The number of Final Shares to be issued shall be rounded to the nearest whole share. In the event that the difference between the number of Final Shares and the number of Initial Shares, is more than 100 shares, then GTLL shall promptly deliver to Consultant, or the Consultant shall promptly return to GTLL, as the case may be, the number of shares representing said difference.

     2.   REGISTRATION OF SHARES

     Promptly after the date hereof, GTLL shall:

     (a) prepare and file with Securities and Exchange Commission (the "SEC") (and the appropriate state securities authorities) a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the number of Initial Shares, or amend any Registration Statement then on file with the SEC in order to include the Initial Shares in such Registration Statement, and use its best efforts to cause such Registration Statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such Initial Shares by Consultant, provided that such period need not extend beyond the date on which all the Initial Shares become permanently eligible for sale under Rule 144(k) under the Act (the "Registration Termination Date"). (As used herein, the term "Registration Statement" includes a registration statement filed for the purpose described herein and an amendment of any registration statement previously filed by GTLL, in order to include the Initial Shares);

     (b) prepare and file with the SEC such amendments to such Registration Statement and supplements to the prospectus contained therein as may be necessary to keep such Registration Statement effective for such period as may be reasonably necessary to effect the sale of such Initial Shares by Consultant but not beyond the Registration Termination Date;

     (c) furnish to Consultant such reasonable number of copies of the Registration Statement, preliminary prospectus, final prospectus and such other documents as he may reasonably request in order to facilitate the public offering of the Initial Shares;

     (d) use its best efforts to register or qualify the Initial Shares covered by such Registration Statement under such state securities or blue sky laws of such jurisdictions as Consultant may reasonably request in writing within five
(5) days following the original filing of such Registration Statement, in the event any such registration or qualification is necessary in order for Consultant to be able to sell the Initial Shares in any jurisdiction without restriction, except that GTLL shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or otherwise required to be qualified;

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     (e) notify Consultant promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective (the "Effective Date") or a supplement to any prospectus forming a part of such Registration Statement has been filed;

     (f) notify Consultant promptly of any request by the SEC for the amending or supplementing of such Registration Statement or prospectus or for additional information;

     (g) prepare and file with the SEC, promptly upon the request of Consultant, any amendments or supplements to such Registration Statement or prospectus which, in the opinion of counsel for Consultant (and concurred in by counsel for GTLL), is required under the Act or the rules and regulations thereunder in connection with the distribution of the Initial Shares by Consultant;

     (h) prepare and promptly file with the SEC and promptly notify Consultant of the filing of such amendment or supplement to such Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Initial Shares is required to be delivered under the Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and

     (i) advise Consultant, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

     3.   EXPENSES

     With respect to the registration pursuant to Section 2 hereof, all fees, costs and expenses of, and incidental to, such registration including, without limitation, printing expenses and fees and disbursements of counsel and accountants for GTLL and Consultant shall be borne by GTLL. Notwithstanding anything to the contrary contained herein, GTLL shall not be responsible for (i) any discounts or commissions payable of any underwriter or broker-dealer with respect to the Initial Shares, (ii) any stock transfer taxes incurred in connection with the resale of the Initial Shares, and (iii) professional fees, costs or expenses of any kind related in any way to review of and comments on the Registration Statement in excess of $500.

     4.   INDEMNIFICATION

     (a) GTLL shall indemnify and hold Consultant harmless from and against, and shall reimburse Consultant with respect to, any and all loss, damage, liability, cost and expense (including reasonable attorney's fees and disbursements) to

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which Consultant may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by (i) any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that GTLL shall not be liable in any such case to the extent that any such loss, damage, liability, cost or expenses arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by Consultant in writing specifically for use in the preparation thereof; or (ii) any breach of any representation, warranty, covenant or agreement of Consultant contained in this Agreement.

     (b) Consultant shall indemnify and hold GTLL harmless from and against, and shall reimburse GTLL with respect to, any and all loss, damage, liability, cost and expense (including reasonable attorney's fees and disbursements) to which GTLL may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by (i) any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in conformity with written information furnished by or on behalf of Consultant specifically for use in the preparation thereof or (ii) any breach of any representation, warranty, covenant or agreement of Consultant contained in this Agreement. Notwithstanding anything to the contrary herein provided, the maximum liability of Consultant under this Agreement shall be the amount of the net proceeds received by Consultant pursuant to the sale of the Initial Shares pursuant to the Registration Statement.

     (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 4 of notice of the assertion of any claim or the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party in writing of the commencement thereof; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of any liability hereunder except to the extent that the indemnifying party is materially prejudiced thereby. In case such claim or action is brought or asserted against any indemnified party and it notifies the indemnifying party of the assertion or commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified

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party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or
(iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No settlement of any claim or action against an indemnified party shall be made without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

     (d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, stockholder, member, partner, controlling person, attorney or representative of such indemnified party and shall survive the transfer of the Initial Shares. If the indemnification provided for in this Section 4 is unavailable to an indemnified party in respect of any expense, loss, claim, damage or liability (including reasonable attorneys' fees) referred to therein, then each indemnified party, in lieu of indemnification from such indemnifying party, shall be entitled to contribution, except to the extent that contribution is not permitted under Section 11(f) of the Act, or any equivalent provisions of other applicable foreign securities laws. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable consideration appropriate under the circumstances.

     GTLL and Consultant agree that it would not be just and equitable if contribution pursuant to this subdivision (d) were determined by pro rata allocation or by any other method of allocation that does not take account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

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     Notwithstanding the provisions of this subdivision (d), Consultant shall not be required to contribute any amount in excess of the amount of (i) the net proceeds received by Consultant from the sale of such Initial Shares pursuant to such Registration Statement or (ii) the amount of any damages that Consultant has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission, whichever is less. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act or any equivalent provisions of other applicable foreign securities law) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (e) Any indemnification (or contribution) required by this Section 4 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received, or as and when expense, loss, damage or liability is incurred.

     5.   TERMINATION OF CONSULTING AGREEMENT

     Subject to the terms of this Agreement, the Consulting Agreement shall be terminated effective as of the Effective Date of the Registration Statement referred to in Section 2, and thereafter neither GTLL, TNCX, Ocean Castle, IFT, Gross nor Consultant shall have any further rights, obligations or liabilities under the Consulting Agreement.

     6.   RELEASES

     (a) In consideration of the covenants, terms and provisions of this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, effective as of the Effective Date of the Registration Statement referred to in Section 2, Consultant, for himself, his predecessors and successors in interest, partners (past and present), attorneys, parent corporations, subsidiaries, affiliates, assigns, agents, servants, associates, principals, officers, stockholders, directors, employees, members, managers, insurers and representatives, if any, (collectively, the "Consultant Entities"), hereby absolutely and fully and forever release and discharge GTLL, TNCX, IFT, Ocean Castle and Gross, their predecessors and successors in interest, partners (past and present), attorneys, parent corporations, subsidiaries, affiliates, assigns, agents, servants, associates, principals, officers, stockholders, directors, employees, members, managers, insurers and representatives, if any, (collectively, the "GTLL Entities"), from any and all actions, debts, liabilities, demands, damages, obligations, promises, acts, agreements, costs and expenses (including without limitation, attorney's fees), rights, claims, counterclaims, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, vested or contingent, choate or inchoate, that any of the Consultant Entities have or could have asserted against the GTLL Entities in connection with the Consulting Agreement and, except as set forth herein, the Consultant Entities, agree never to institute any suit or action against the GTLL Entities with respect to the Consulting Agreement; provided, however, that the obligations of the GTLL Entities under this Agreement are not released.

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     (b) In consideration of the covenants, terms and provisions of this
Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, effective on the Effective Date of the Registration Statement referred to in Section 2, the GTLL Entities hereby absolutely and fully and forever release and discharge the Consultant Entities, from any and all actions, debts, liabilities, demands, damages, obligations, promises, acts, agreements, costs and expenses (including without limitation, attorney's fees), rights, claims, counterclaims, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, vested or contingent, choate or inchoate, that the GTLL Entities have or could have asserted against the Consultant Entities in connection with the Consulting Agreement and the actions of the Consultant Entities with relation to the GTLL Entities and/or its personnel, confidential information, and all matters directly or indirectly claimed or alleged between the parties in connection therewith or in any way related thereto; and, except as set forth herein, the GTLL Entities agree never to institute any suit or action against the Consultant Entities with respect to the Consulting Agreement; provided, however, that the obligations of the Consultant Entities under this Agreement are not released.

     7.   REPRESENTATIONS AND WARRANTIES OF GTLL.

     GTLL represents and warrants to Consultant as follows:

     (a) Organization, Good Standing and Qualification. GTLL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. GTLL is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

     (b) Authorization. All corporate action on the part of GTLL, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of GTLL hereunder and the authorization, issuance and delivery of the Initial Shares and Final Shares have been taken. This Agreement, when executed and delivered by GTLL, shall constitute a valid and legally binding obligation of GTLL, enforceable in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of laws governing specific performance, injunctive relief or other equitable remedies.

     (c) Valid Issuance of Shares. The Initial Shares and Final Shares when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and non-assessable.

     (d) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by GTLL, will not result in any violation of or be in conflict with or constitute a default or violation under the Certificate of

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Incorporation or By-laws of GTLL or any judgment, order, writ, or decree, or any material provision of any instrument or contract to which GTLL is a party or by which it is bound.

     8.   NO ADMISSION OF LIABILITY

     This Agreement settles claims (present and possible) pursuant to the Consulting Agreement, all of which are denied and contested, and nothing contained herein shall be construed as an admission by any party of any liability of any kind to any other party, all such liabilities being expressly denied, except for obligations which are set forth in this Agreement.

     9.   CONFIDENTIALITY; NON-DISPARAGEMENT

     Except for the fact of the existence of this Agreement, the Consultant Entities, and the GTLL Entities, each agree to keep and maintain the terms and provisions and details of this Agreement confidential and not disclose them to any third party except for counsel and accountants for each of the parties, and then only to the extent necessary and with the instructions to keep such matters confidential, or pursuant to court order or as otherwise required by law. The parties agree that neither will disparage or comment critically on the business, operations, services, or integrity of the other.

     10.  TIME OF THE ESSENCE; DEFAULT

     (a) The parties agree that time is of the essence of this Agreement.

     (b) In the event that (i) the Initial Shares are not delivered to Consultant by the date specified in Section 1; or (ii) the Registration Statement covering the Initial Shares is not declared effective by August 15, 2000; or (iii) the Final Shares are not delivered to Consultant within five (5) business days after the number thereof is determined; or (iv) if for any reason other than due solely to the fault of Consultant, the Registration Statement does not remain effective such that the Initial Shares may be sold pursuant thereof until the date when all the Initial Shares become freely transferable pursuant to Rule 144(k) promulgated by the SEC; provided, however, that temporary ineffectiveness of the Registration Statement for a period not in excess of three (3) consecutive days during any ten (10) day period during the time the Registration Statement must be kept effective, or an aggregate of ten
(10) days during such period of time, shall not be deemed a violation of this clause (iv), then GTLL shall be in default and Consultant shall have the right in his sole discretion, by written notice to GTLL, to terminate this Termination and Settlement Agreement and reinstate the Consulting Agreement. Upon such reinstatement all rights and obligations of all parties to the Consulting Agreement shall automatically be reinstated in accordance with the terms of the Consulting Agreement.

         (c) Upon such termination and reinstatement of the Consulting Agreement, if Consultant has not sold any of the Initial Shares or Final Shares then (i) Consultant shall return all Initial Shares and Final Shares to GTLL;
(ii) GTLL shall within three (3) business days after the return of such shares

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pay to Consultant the total amount of all cash payments then due under the
Consulting Agreement for the period from May 1, 2000 through the month in which such shares were returned (it being agreed that the last cash payment under the Consulting Agreement received by Consultant was for the month of April 2000 and that there are 42 payments of $15,254 that remain to be paid, a total of $640,678); and (iii) Ocean Castle and/or Gross shall within three (3) business days after the return of such shares, post the security required by Section 5(c) of the Consulting Agreement. If GTLL or Ocean Castle or Gross fail in a timely manner to fulfill the requirements of subsection (ii) and/or (iii) above, in addition to any other remedies at law or equity to which Consultant may be entitled to pursue including but not limited to those specified under Section 5(d) of the Consulting Agreement, then all monthly payments due or to become due in the future under the Consulting Agreement shall automatically be accelerated and become due and payable.

     (d) Upon such termination and reinstatement of the Consulting Agreement, if Consultant has sold any of the Initial Shares or Final Shares then (i) Consultant shall return to GTLL all of the Initial Shares and Final Shares that he has not sold; (ii) the total amount of all payments due to Consultant pursuant to the Consulting Agreement (namely $640,678) shall be reduced by the value of the Initial Shares and Final Shares sold by Consultant, which value shall be determined in accordance with Sections 1(a) and (b); and the difference between $640,678 and the value of the Initial Shares and Final Shares sold by Consultant determined as described above shall become immediately due and payable to Consultant.

     (e) GTLL agrees to pay to Consultant the amount determined to be due to Consultant pursuant to Section 10(c) or 10(d) within three (3) business days after demand, by wire transfer of immediately available funds together with interest, computed from the expiration of the third day after demand to the date of payment, at 3% in excess of the prime interest rate as reported in The Wall Street Journal until said amount is paid.

     11.  RESALE OF SHARES

     The parties agree that at any time after the Effective Date, Consultant shall have the right to sell 40% of such Initial Shares and Final Shares. After the end of the month in which such sale takes place, Consultant covenants and agrees that he shall not sell more than 15,000 of the Initial Shares and/or Final Shares during each subsequent calendar month, on a cumulative basis, until all Initial Shares and/or Final Shares have been sold. The foregoing covenant shall apply only to the Initial Shares and/or Final Shares and not to any other shares of GTLL stock currently owned by Consultant or any GTLL stock that may be owned by Consultant or any Consultant Entities in the future as a result of the exercise of any GTLL stock options owned by the Consultant or any Consultant Entity. In the event of a breach of the provisions of this Section 11 by Consultant or any Consultant Entity, GTLL shall, in addition to any other remedies to which it may be entitled, be entitled to injunctive relief.

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     12.  ATTORNEY'S FEES

     (a) GTLL agrees to promptly pay or reimburse Consultant for all of the attorney's fees and disbursements paid or incurred by Consultant in connection with the investigation, negotiation and execution of this Agreement.

     (b) In the event that either party shall bring any action, suit, arbitration or other proceeding against the other party, concerning any matter herein, or contesting the validity or enforceability of this Agreement, or any provision hereof, or attempting to rescind, negate, modify or reform this Agreement or any of the terms or provisions thereof, or in the event that any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing party shall be entitled to recover all of such party's costs and expenses, including reasonable attorneys' fees and disbursements, incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

     13.  INTEGRATION

     (a) This Agreement constitutes a single integrated written contract expressing the entire agreement between the parties hereto relating to the subject matter hereof. This Agreement supersedes all previous agreements, understandings, prior discussions, and negotiations.

     (b) Each of the undersigned parties acknowledges that no other party hereto, nor any agent or attorney of any such party has made any promises, representations, or warranties whatever, expressed, implied, or statutory, which are not contained herein concerning the subject matter hereof to induce any of the undersigned parties to execute this Agreement, and they acknowledge that they have not executed this Agreement in reliance of any such promise, representation, or warranty not contained herein. Each of the undersigned parties acknowledges that it has been represented and advised by its own attorneys in connection with this Agreement, and that each of the parties has entered into this Agreement based on its own independent judgment.

     14.  WARRANTY AND INDEMNITY

     The GTLL Entities and the Consultant Entities each represent and warrant to the other that it is the owner of the claims referred to respectively above, and that it has not assigned or transferred, or purported to assign or transfer, any claim or cause of action which it has or might have against the other arising out of, connected with or relating to any of the matters released in Section 6 of this Agreement, and agrees to defend, indemnify and hold the other party harmless (including attorney's fees and costs) from and against any claim, demand, cause of action, or action based on, in connection with, or arising out of any assignment or transfer or purported or claimed assignment or transfer.

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     15.  BINDING

     This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective affiliates, partners, principals, officers, directors, stockholders, members, managers, employees, heirs, successors, and assigns of the parties hereto.

     16.  COUNTERPARTS

     This Agreement may be executed in counterparts. When each party has signed and delivered at least one counterpart, each counterpart shall be deemed an original, and, when taken together, the counterparts shall constitute the Agreement, which shall be binding upon all parties.

     17.  DRAFTING

     Each party has cooperated in the drafting and preparation of this Agreement. This Agreement shall not be construed against any party by reason of the fact that it drafted any particular provision construed.

     18.  GOVERNING LAW; DISPUTE RESOLUTION

     (a) This Agreement shall be governed by and interpreted in accordance with the law of the State of New York without regard to its choice of law rules.

     (b) In the event that the parties hereto cannot resolve any dispute (whether arising in contract, tort or any other legal theory; and whether based on federal, state or local statutes or common law; and regardless of the identity of any other defendant) that in any way relates to or arises out of this Agreement, then such dispute shall be settled by arbitration in New York City, New York, in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association. The decision so rendered shall be binding upon the parties hereto and the award resulting therefrom may be entered in any court of competent jurisdiction. Either party may commence such an arbitration, the costs of which shall be borne by the party who is ruled against.

     19.  AUTHORITY

     Each of the parties represents and warrants that it has the power and authority to execute and deliver this Agreement and to carry out the transaction contemplated thereby, and the Agreement has been duly executed and delivered and constitutes its legally binding obligation.

     20.  NOTICES

     Any notice required or desired to be given to any party hereto shall be given in writing and shall be addressed to the parties at the addresses set forth on the signature page hereof or to such other address as that party may hereafter designate in writing, and shall be deemed given on the day delivered, if made by actual delivery, on the date faxed, if transmitted via facsimile

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device, with confirmation of transmission produced by the transmitting facsimile device, or three (3) days after the date posted, if mailed by certified mail, postage prepaid, return receipt requested.

     21.  MODIFICATIONS

     None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended or terminated, except by a written instrument signed by the party against which any modification, waiver, amendment or termination is to be enforced. No waiver of any one provision hereof shall be considered a waiver of any other provision and the fact that an obligation or right is waived for a period of time or in one instance shall not be considered to be a continuing waiver.

     22.  MISCELLANEOUS.

     This Agreement is one of two agreements being entered into by GTLL as of the date hereof, one with Donald H. Goldman and one with Yuri Itkis. The parties agree that any default by GTLL under the agreement with either Mr. Goldman or Mr. Itkis, shall be deemed to be a default under the agreement with the other such individual.

                       [Signature Page Follows This Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                        GLOBAL TECHNOLOGIES, LTD.




                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:
                                        Address:

                                        THE NETWORK CONNECTION, INC.




                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:
                                        Address:




                                        OCEAN CASTLE PARTNERS, LLC


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:
                                        Address:



                                           -------------------------------------
                                           Irwin L. Gross
                                           Address:


                                           -------------------------------------
                                           Donald H. Goldman
                                           Address: